EXHIBIT 2(A)

                               ARTICLES OF MERGER

                                       OF

                            MARGO NURSERY FARMS, INC.
                             (A FLORIDA CORPORATION)

                                      INTO

                             MARGO TRANSITION CORP.
                           (A PUERTO RICO CORPORATION)

         Pursuant to the provisions of Sections 607.1104 and 607.1105 of the Florida Business Corporation Act (the "FBCA"), the undersigned hereby certify:

         1. The names of the corporations which are parties to the merger are Margo Nursery Farms, Inc. ("Margo Farms"), a Florida corporation, and Margo Transition Corp. ("Transition" or the "Surviving Corporation"), a Puerto Rico corporation and a wholly-owned subsidiary of Margo Farms. Transition is the surviving corporation in the merger.

         2. All of the outstanding shares of capital stock of Transition are owned by Margo Farms.

         3. Pursuant to the merger, Margo Farms will be merged with and into Transition, which will be the surviving corporation in the merger and will change its name to "Margo Nursery Farms, Inc."

         4. The merger shall become effective at 11:59 P.M., Atlantic Standard time, on December 31, 1997 (the "Effective Date").

         5. At a meeting held on November 11, 1997, the Board of Directors of Margo Farms and Transition, approved and adopted the Agreement and Plan of Merger, dated November 17, 1997 (the "Agreement of Merger"), a copy of which is attached as Exhibit A hereto. The Agreement of Merger was approved by a majority of the shareholders of Margo Farms at a special meeting of shareholders held on December 15, 1997, and by Margo Farms as the sole shareholder of Transition pursuant to a written consent to action dated December 15, 1997, Margo Farms, as the sole stockholder of Transition, hereby waives the mailing to it of the Agreement of Merger.

         6. The Certificate of Incorporation of Transition shall be the Certificate of Incorporation of the Surviving Corporation except that Article 1 thereof shall be amended as of the Effective


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Date to read in its entirety as follows: "The name of the corporation is Margo
Nursery Farms, Inc."

         7. At the Effective Date, each of the following transactions shall be deemed to occur simultaneously:

            (a) Each share of common stock of Margo Farms, 0.001 par value ("Margo Farms Common Stock"), authorized and issued immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of common stock, 0.001 par value, of the Surviving Corporation ("Transition Common Stock");

            (b) Each share of common stock, 0.001 par value, of Transition, all of which are owned by Margo Farms, issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof be cancelled.

         8. These Articles of Merger may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of Margo Nursery Farms, Inc., and Margo Transition has caused these Articles of Merger to be executed by its President and Secretary this 15th day of December, 1997.

MARGO NURSERY FARMS, INC.                    MARGO TRANSITION CORP.

By: /s/ MICHAEL J. SPECTOR                   By: /s/ MICHAEL J. SPECTOR
   -----------------------                       ----------------------
Name:  Michael J. Spector                    Name:  Michael J. Spector
Title: President                             Title: President

By: /s/ MARGARET D. SPECTOR                  By: /s/ MARGARET D. SPECTOR
    -----------------------                      -----------------------
Name:  Margaret D. Spector                   Name:  Margaret D. Spector
Title: Secretary                             Title: Secretary